Exhibit 99

CyberOptics Reports Strong First Quarter Operating Results

Performance Driven by Robust Sales of 3D MRS™ Sensors and Semiconductor Products

Minneapolis, MN—April 27, 2021—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $17.7 million for the first quarter of 2021 ended March 31, an increase of 8% from $16.4 million in the first quarter of 2020. Net income for the first quarter of 2021 was $1.4 million or $0.19 per diluted share, compared to earnings of $844,000 or $0.11 per diluted share in the year-earlier quarter. Net income in the first quarter of 2021 benefited from the improvement in the gross margin to 47% from 44% in the year-earlier period, reflecting the increased proportion of high-margin WaferSense® semiconductor products in the sales mix during the current quarter.

Dr. Subodh Kulkarni, president and chief executive officer, said, “CyberOptics’ first quarter sales exceeded our previously issued guidance for this period. Our strong sales performance was driven by significantly higher sales of Multi-Reflection Suppression™ (MRS) 3D sensors and WaferSense® semiconductor products. Our industry-leading sensing, inspection and metrology products have positioned CyberOptics to capitalize upon the robust capital spending environment in our targeted electronics and semiconductor markets.”

Sales of 3D and 2D sensors increased 54% year-over-year to $6.4 million in the first quarter of 2021. This growth was driven by sales of 3D MRS sensors, which rose 37% year-over-year to $4.2 million, due to demand from OEM customers and system integrators using these sensors for high-end semiconductor inspection and metrology applications. Sales of 3D and 2D sensors are forecasted to post continued strong year-over-year growth in the second quarter of 2021.

Sales of WaferSense semiconductor sensors increased 28% year-over-year to a new quarterly record of $5.0 million in the first three months of 2021. Sales of these yield and process improvement sensors are expected to post strong sequential and year-over-year increases in the second quarter of 2021 as well, driven in part by demand from two new semiconductor fabs during this period.

Sales of SQ3000™ Multi-Function inspection systems rose 23% year-over-year to $4.1 million in this year’s first quarter. This increase was offset by significantly lower sales of legacy 2D systems and no sales of memory module inspection systems, resulting in sales of inspection and metrology systems falling 24% year-over-year to $6.3 million in the first quarter of 2021. However, since late 2020, CyberOptics has received orders valued at $7.3 million for 3D MX3000™ memory module inspection systems, of which $2.4 million are expected to be recognized as revenue in the second quarter. Sales of inspection and metrology systems in the second quarter of 2021 are forecasted to post strong, double-digit growth on both a sequential and year-over-year basis.

CyberOptics’ backlog at March 31, 2021 totaled $32.4 million, up from $23.0 million at December 31, 2020, reflecting strong order backlogs of 3D MRS sensors, SQ3000 and MX3000 systems, and semiconductor products. The Company is forecasting sales of $21.0 to $23.0 million for the second quarter of 2021 ending June 30, compared to $16.0 million in the second quarter of 2020.

Kulkarni added, “Our advanced WaferSense and MRS sensor technology platforms are enabling us to continue building leadership positions in both semiconductor and SMT markets. We believe positive market conditions will persist throughout 2021, which is forecasted to be another period of strong operating results for CyberOptics.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function systems and products for semiconductor inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of the MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Vice President of Global Marketing

952-820-5837

First Quarter 2021 Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 P.M. Eastern today. Investors can access the live call by dialing toll-free 800-437-2398 prior to the start of the call and providing the conference ID: 6373813. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 6373813. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended March 31,
	2021	2020
Revenue	$17,732	$16,429
Cost of revenue	9,353	9,146
Gross margin	8,379	7,283
Research and development expenses	2,761	2,395
Selling, general and administrative expenses	3,888	4,159
Income from operations	1,730	729
Interest income and other	22	264
Income before income taxes	1,752	993
Provision for income taxes	311	149
Net income	$1,441	$844
Net income per share - Basic	$0.20	$0.12
Net income per share - Diluted	$0.19	$0.11
Weighted average shares outstanding - Basic	7,293	7,157
Weighted average shares outstanding - Diluted	7,463	7,367

Condensed Consolidated Balance Sheets
	March 31, 2021	Dec. 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$10,031	$8,399
Marketable securities	8,680	8,121
Accounts receivable, net	15,914	14,735
Inventories	20,662	20,271
Other current assets	1,655	1,576
Total current assets	56,942	53,102

Marketable securities	13,587	14,052
Long-term trade notes receivable	333	418
Intangibles and goodwill, net	1,669	1,691
Equipment and leasehold improvements	3,446	3,235
Right-of-use assets (operating leases)	2,469	2,621
Deferred tax assets	4,488	4,597
Total assets	$82,934	$79,716

Liabilities and Stockholders’ Equity
Accounts payable	$7,784	$5,118
Accrued expenses	3,790	4,716
Current operating lease liabilities	827	819
Total current liabilities	12,401	10,653

Other liabilities	352	291
Long-term operating lease liabilities	3,025	3,244
Total liabilities	15,778	14,188

Total stockholders’ equity	67,156	65,528
Total liabilities and stockholders’ equity	$82,934	$79,716